Exhibit 10.50

Stock Purchase Agreement

This Stock Purchase Agreement (the “Agreement”), entered into effective the 28th day of February 2018, is by, between, and among Ibearhouse, LLC and West C Street, LLC (each, a “Buyer” and, together, the “Buyers”) and Desert Hawk Gold Corp., a Nevada corporation (the “Seller”). The Buyers and Seller, together, arc referred to as the “Parties.”

RECITALS:

WHEREAS, each Buyer is desirous to purchase from Seller and Seller is desirous to sell to each Buyer two million two hundred and fifty thousand (2,250,000) shares of the Seller’s Common Stock (the “Shares”) and the additional consideration below in exchange for three hundred and twelve thousand five hundred dollars ($312,500) to be received from each Buyer, and

WHEREAS, the 15% Convertible Promissory Note each dated November 30, 2009 issued to each of the Buyers by the Seller, each attached hereto as Exhibit C (the “2009 Notes”) has an outstanding amount of $446,250 and is convertible into 637,500 shares of the Seller’s Common Stock as of the date hereof.

NOW, THEREFORE, in consideration of the mutual terms and conditions hereof, the Parties hereto agree as follows:

1. Sale of the Shares. Seller and Buyers agree that for and in consideration of an aggregate of six hundred and twenty five thousand dollars ($625,000) which will include three hundred and twelve thousand five hundred dollars ($312,500) to be received from each Buyer and the additional consideration below, the Seller sells to each Buyer two million two hundred and fifty thousand (2,250,000) shares of the Seller’s Common Stock to be effective as of the closing (the “Closing Date”) of the Assignment and Assumption Agreement dated February 13, 2018, attached hereto as Exhibit A. Seller hereby irrevocable authorizes the transfer agent for the Seller to transfer the Shares from the Seller to the Buyers in book entry or certificate form, as instructed by each Buyer. All cash consideration shall be paid by check or wire transfer of immediately available funds. Simultaneously with the execution of this Agreement, each Buyer must submit all cash consideration in the form of a check drawn payable to the Seller, or a wire transfer into the Seller’s bank account as set forth in Exhibit B hereto.

2. Waivers of Conversions Rights in Promissory Notes. As additional consideration, in addition to the terms of this Agreement and as a condition for closing, each Buyer agrees to waive its conversion rights under Sections 2, 4 and 8 of the 2009 Notes, so that all amounts outstanding under the 2009 Notes are no longer convertible into shares of the Buyer’s Common Stock.

3. Waivers of Acceleration Upon Default. As additional consideration, in addition to the terms of this Agreement and as a condition for closing, each Buyer agrees to waive its rights to acceleration upon default under Section 7 of the 2009 Notes until May 31, 2019.

4. Amendments to Promissory Notes. As additional consideration, in addition to this Agreement and as a condition for closing, Buyer and the Seller will each be required to execute and provide the Amendments to the 10% Secured Convertible Promissory Note, the Amendments to the 10% Senior Secured Convertible Promissory Note, and the Amendments to the 15% Convertible Promissory Note (the “Amendments”), each attached hereto as Exhibit D.

5. Representations and Warranties of Buyers. Each Buyer hereby represents and warrants to Seller as follows:

5.1 Restricted Securities. Each Buyer understands that the Shares have not been registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any state securities act, and that the Shares are thus “restricted securities” as defined in Rule 144 promulgated by the Securities and Exchange Commission (the “SEC”). Therefore, under current interpretations and applicable rules, each Buyer will have to retain the Shares for a period of at least one year from the date of this Agreement. Due to the fact that there is no current market for the Shares and the Seller does not intend to create any market in the foreseeable future, each Buyer hereby acknowledges that it is prepared to hold the Shares for an indefinite period.

5.2 Accredited Investor. Each Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

5.3 Investment Purpose. Each Buyer acknowledges that the Shares are being purchased for its own account, for investment, and not with the present view towards the distribution, assignment, or resale to others or fractionalization in whole or in part. Each Buyer further acknowledges that no other person has or will have a direct or indirect beneficial or pecuniary interest in the Shares.

5.4 Limitations on Resale; Restrictive Legend. Each Buyer acknowledges that it will not sell, assign, hypothecate, or otherwise transfer any rights to, or any interest in, the Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the relevant Buyer, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder. Each Buyer also acknowledges that, if a certificate is issued, an appropriate legend will be placed upon the certificate representing the Shares stating that the Shares have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

5.5 Information. Each Buyer has been furnished (i) with all requested materials relating to the business, finances, and operations of the Seller, (ii) with information deemed material to making an informed investment decision; and (iii) with additional requested information necessary to verify the accuracy of any documents furnished to the Buyers by the Seller. Such person has been afforded the opportunity to ask questions of the Seller and its management and to receive answers concerning the terms and conditions of this transaction.

5.6 Knowledge and Experience in Business and Financial Matters. Each Buyer has such knowledge and experience in business and financial matters that he is capable of evaluating the risks of the prospective investment, and that his financial capacity is of such proportion that the total cost of his commitment in the Shares would not be material when compared with his total financial capacity.

5.7 No Advertisements. Each Buyer is not entering into this Agreement as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.

5.8 Relationship to Seller. Each Buyer has a significant preexisting personal or business relationship with the Seller.

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6. Representations and Warranties of Seller. The Seller hereby represents and warrants to each Buyer as follows:

6.1 Ownership of Shares. The Shares are duly authorized and are validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Seller and will not impose personal liability upon the holder thereof.

6.2 Power and Authority. The Seller has full power and authority to issue the Shares in accordance with the terms hereof.

6.3 Compliance with Law. The Seller has operated and conducted its business in all material respects in accordance with all applicable laws and other requirements of all courts and other governmental authorities having jurisdiction over the Seller or its assets, properties and operations. The Seller has not received notice of any violation of any such law or other requirement, and the Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any governmental authority applicable to it or any of its assets, properties or operations.

7. Indemnification by Seller. Seller shall protect, defend, indemnify, and hold each Buyer harmless from and against any loss, expense, penalty, damage, claim, or action asserted against or suffered or incurred by each Buyer that directly or indirectly arises or results from or relates to:

(a) any inaccuracy or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b) any breach of any of the covenants or agreements made by Seller contained in this Agreement;

(c) any actions or causes of action against Seller accruing prior to the Closing Date.

8. Indemnification by Buyer. Each Buyer shall severally protect, defend, indemnify, and hold Seller harmless from and against any loss, expense, penalty, damage, claim, or action asserted against or suffered or incurred by Seller that directly or indirectly arises or results from or relates to:

(a) any inaccuracy or breach of any of the representations or warranties of each Buyer contained in this Agreement; or

(b) any breach of any of the covenants or agreements made by each Buyer contained in this Agreement.

9. Miscellaneous.

9.1 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney’s fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder.

9.2 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

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9.3 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all Parties hereto.

9.4 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force for a period of two years from the date of this Agreement.

9.5 Further Action. The Parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

9.6 Full Knowledge. By their signatures, the Parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

9.7 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

9.8 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

9.9 Governing Law; Venue. This Agreement and the rights and duties of the Parties hereto shall be construed and determined in accordance with the laws of the State of Utah, and any and all actions to enforce the provisions of this Agreement, shall be brought in a court of competent jurisdiction in the State of Utah and in no other place.

9.10 Prevailing Party. In any legal action or other proceeding (including any arbitration proceeding) brought to enforce or interpret the terms of this Agreement, the prevailing party or parties shall be entitled to reasonable attorney’s fees and other costs and expenses incurred in that proceeding and in any subsequent appeals, in addition to any other relief to which it is entitled.

9.11 Representation. The Parties hereto each acknowledge that Vance, Higley & Associates, P.C. has prepared this Agreement as counsel for the Seller, and that Vance, Higley & Associates, P.C. has not represented any of the Buyers in connection with this Agreement. The Parties further acknowledge and agree that they have had full and fair opportunity to consult their own legal and tax counsel regarding the terms of this Agreement and the transactions contemplated by this Agreement and that neither the Seller nor any agent of the Seller has provided legal or tax advice regarding this Agreement or the transactions contemplated hereby.

9.12 Amendments and Waivers. The provisions of this Agreement may be amended only by the written agreement of all of the parties to this Agreement. Any waiver, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

SIGNATURE PAGE FOLLOWS

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SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

SELLER:	DESERT HAWK GOLD CORP.

/s/ Richard Havenstrite
By: Richard Havenstrite
Its: President

BUYERS:	IBEARHOUSE, LLC

/s/ Kelley Price
By: Kelley Price
Its: Manager

WEST C STREET, LLC

/s/ Richard Meadows
By: Richard Meadows
Its: Manager

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EXHIBIT A

Assignment and Assumption Agreement dated February 13, 2018

[To be attached]

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EXHIBIT B

Seller’s Account Information

[To be attached]

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EXHIBIT C

15% Convertible Promissory Note Issued to Ibearhouse, LLC and West C Street, LLC

Each Dated November 30, 2009

[To be attached]

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EXHIBIT D

Amendments to the 10% Secured Convertible Promissory Notes
Each Issued to Ibearhouse, LLC and West C Street, LLC

Amendments to the 10% Senior Secured Convertible Promissory Note
Each Issued to lbearhouse, LLC and West C Street, LLC

Amendments to the 15% Convertible Promissory Note
Each Issued lo Ibearhouse, LLC and West C Street, LLC

[To be attached]

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